Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-234357) pertaining to the 2019 Equity Incentive Plan, 2019 Incentive Award Plan, and 2019 Employee Stock Purchase Plan of Phathom Pharmaceuticals, Inc.,
(2)
Registration Statement (Form S-8 No. 333-263420) pertaining to the 2019 Incentive Award Plan and 2019 Employee Stock Purchase Plan of Phathom Pharmaceuticals, Inc., and
(3)
Registration Statement (Form S-3 No. 333-275431) of Phathom Pharmaceuticals, Inc.;

of our report dated March 7, 2024, with respect to the financial statements of Phathom Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Phathom Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young

Iselin, New Jersey

March 7, 2024